Exhibit 10.3

2020 Management Incentive Plan

Ceridian HCM Holding Inc.

2020 Management Incentive Plan (“MIP”)

Cash & Performance Stock Units

The MIP is a discretionary, short-term incentive plan designed to drive company results related to our key financial metrics. Participants in the MIP are active eligible employees of Ceridian HCM Holding Inc. (“Ceridian”) and its subsidiaries who play a key role in Ceridian accomplishing its objectives and as further described below under the heading “Cash MIP & PSU MIP Eligibility” below (“Participant”). The Board of Directors (“Board”) of Ceridian and the Compensation Committee of the Board (the “Committee”) have approved the MIP for the performance period (defined as January 1, 2020-December 31, 2020) (“Performance Period”), including the Incentive Components as set forth below. The Board and/or Committee will consider the achievement of the Incentive Components (set forth below) to determine whether any adjustment to calculated payment will be made to participants in the MIP.

Incentive Components

•	Cloud Revenue (50%)
•	Adjusted EBITDA Margin (50%)

(Cloud Revenue and Adjusted EBITDA Margin are defined in the attached Appendix A.)

A Participant’s Individual MIP Target (as defined below) is 50% in the form of cash (the “Cash MIP”) and 50% in the form of performance stock units (“PSUs”) granted under the terms of the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan, as amended (“2018 EIP”), and the applicable PSU award agreement (the “PSU MIP”). Achievement of the Incentive Component(s) below the “Target Incentive Component Results” set forth in the table below or the failure to satisfy the “Threshold Conditions” described in the table below will result in no payout under the MIP. If the Threshold Conditions are met and at least the Target Incentive Component Result(s) are met, a Participant will receive a payout under the MIP. All payouts under the MIP are subject to the discretion of the Board and/or Committee.

EMPLOYEE’S INDIVIDUAL MIP TARGET				MEASUREMENT OF INCENTIVE COMPONENTS
Percentage of MIP Target	Payment Type	Incentive Component	Incentive Component Weighting	Threshold Conditions	Incentive Component	Target		Maximum**
						Incentive Component Result	Incentive Component Payout %	Incentive Component Result	Incentive Component Payout %
50%	Cash MIP	CLOUD REVENUE	Equally split between Incentive Components

Both of the following conditions must be met before either of the Incentive Components will be eligible for a Payout.

1)  Cloud Revenue ≥$800M (21.4% year-over year growth constant currency)

2)  Adjusted EBITDA Margin ≥20.5% (including Bureau Revenue)

					CLOUD REVENUE*	≥$800M (Low End of Guidance)	100% (50% Weighted)	≥$821M (High End of Guidance)	150% (50% Weighted)
ADJUSTED EBITDA MARGIN
50%	PSU MIP	CLOUD REVENUE	Equally split between Incentive Components		ADJUSTED EBITDA MARGIN	≥20.5% Margin	100% (50% Weighted)	≥20.5% Margin	100% (50% Weighted)
ADJUSTED EBITDA MARGIN

*Payments for Cloud Revenue achievement between Target and Maximum will be determined on a straight-line basis (i.e., linearly interpolated).

**The maximum total combined Incentive Component Payout may not exceed 125%

Cash MIP & PSU MIP Eligibility

•

The MIP applies to designated Participants who are employees of Ceridian, as approved by management in its sole discretion, who are leveled as “Management” in Grades 7 and above and “Professional Individual Contributors” in Grades 10 and above.

•	Eligible Participants must be actively employed by Ceridian to be eligible to participate in the Cash MIP.
•

Eligible Participants must be actively employed by Ceridian and eligible for the MIP on the date the PSU award is granted to receive a PSU grant. A Participant will only be eligible for the PSU MIP, if the Participant would be eligible to receive 10 or more PSUs on the date of grant.  If Participant is not eligible for the PSU MIP, the individual MIP target will be eligible to be paid 100% in cash. The terms of the 2018 EIP and the PSU award agreement will govern the PSU grant.

•

Participant who are new hires and promotions/job changes eligible for the MIP after the PSU grant date will be eligible to participate only in the Cash MIP; provided the Participant is actively employed on or before October 1. Proration for the Cash MIP is based on the employee’s date of eligibility and duration of active employment in the Performance Period. Employees on long term leaves are not considered actively employed.

•	Employees who previously met MIP eligibility criteria and management has approved their continued participation for 2020.
•	Ceridian retains the right to amend these eligibility criteria in its sole discretion.

Plan Payment Opportunity

•	Ceridian offers no employee any guarantee of any expectation of receiving an incentive or any incentive payment under the MIP.
•	Employees have been provided their individual MIP target, a percentage of their base salary or a fixed dollar amount (“Individual MIP Target”).
•

Cash MIP. Subject to the overarching exercise of discretion, as noted below, any Cash MIP payment will be determined using the employee’s base salary as of December 31, 2020. In the event the “Incentive Components” are achieved and “Threshold Conditions” are satisfied, payment of the Cash MIP is calculated as follows: 1) Participant’s Individual MIP Target amount is multiplied by 50%; 2) The result is multiplied by the Incentive Component Weighting (50% as above); 3) The result is then multiplied by the Incentive Component Payout % based on the specific Incentive Component result.

•

PSU MIP.  The number of PSUs awarded to the Participant under the 2018 EIP will be determined using the Participant’s Individual MIP Target. To determine the number of PSUs granted: 1) Participant’s Individual MIP Target amount is multiplied by 50%; 2) The result is multiplied by the Incentive Component Weighting (50% as above); 3) As applicable, currency is converted to USD; 4) The 3-month average value of a share of Ceridian common stock is used to calculate the number of PSUs granted to the Participant; 5) the result is then increased by 10% (the PSU premium); 6) the resulting PSU amount is then rounded up to the next whole share and awarded to the employee on the PSU grant date. The vesting conditions for the PSU award will be determined based on the Incentive Component results as outlined in the PSU award agreement and issued within 45 days of the certification date.

•

Notwithstanding anything herein to the contrary, Ceridian retains the overarching discretion to modify, deny or decrease an employee’s Cash MIP payment as it deems fit in its sole discretion based on the employee’s performance and/or disciplinary record.

Termination Provisions

For specific terms and conditions of the PSU’s as it relates to termination, refer to the “2018 Equity Incentive Plan - Performance Stock Unit Award Agreement”. The following sets out applicable provisions with respect to the Cash MIP payment, where the employee’s employment is terminated during the Performance Period and/or prior to the payment of the Cash MIP:

(a)

Death - If the employee terminates service prior to the provision of the Cash MIP payment by reason of death, the employee’s estate, shall receive a pro-rata cash payment equal to the number of days in the Performance Period to the date of the employee’s death.

(b)

Involuntary Termination Without Cause on or after October 1 - If the employee’s employment is terminated involuntarily by Ceridian without cause prior to the provision of the Cash MIP payment, the employee shall receive a pro-rata cash payment equal to the number of days in the Performance Period to the date of the employee termination, not to exceed December 31, 2020. In no circumstance will a period relating to pay in lieu of notice or severance be included for eligibility or pay purposes. The employee will not be entitled to recover damages or any other form of compensation in lieu of the incentive payment to which the employee may otherwise have been entitled under the MIP (unless required by local law).

(c)

Retirement- If the employee terminates employment prior to the provision of the Cash MIP payment by reason of retirement upon attaining age 55 and 15 continuous years of service, the employee shall receive a pro-rata cash payment equal to the number of days in the Performance Period to the date of the employee’s retirement not to exceed December 31, 2020.

(d)

Termination for Any Reason on or prior to September 30 – if the employee’s employment is terminated by Ceridian on or prior to September 30 (including with or without just cause), the employee is not eligible for any portion of the Cash MIP payment for the year in which they are terminated, regardless of whether the employee may be entitled to receive compensation, severance or pay in lieu of notice of termination.

(e)

Resignation - If the employee resigns employment prior to December 31, the employee is not eligible for any portion of the MIP payment. If the employee resigns on or after December 31, but prior to payment of the MIP payment,  the employee will be eligible to receive a cash payment equal to the individual’s MIP target only for the Cash MIP payment portion, at the time such payments are provided to all MIP eligible employees, provided the Company achieves one or both Incentive Components at target and the Board approves the payment. In no circumstance will the former employee be eligible for any amount in excess of target regardless of the Company performance.

(f)	Cause - If Ceridian terminates the employee for just cause (or gross misconduct serious as to justify summary dismissal), the Cash MIP payment shall immediately terminate and be forfeited.

•	The MIP is discretionary and subject to change from time to time, including discontinuation, at Ceridian’s sole discretion.
•	Any MIP incentive payments do not vest to the employee nor are deemed wages until and if it is paid.
•	Any Cash MIP payments will be made as soon as administratively feasible upon approval from the Board and/or Committee in the calendar year following the applicable Performance Period year.

Performance Period

January 1, 2020 through December 31, 2020.

Entire Agreement

This document represents the entire agreement related to the MIP.  The terms of the PSU award are set forth in the 2018 EIP and the PSU award agreement; copies of which and other information pertaining to the 2018 EIP have been provided to the Participant. The MIP replaces all prior agreements or representations with respect to the MIP.  Neither the Participant nor Ceridian rely upon, or regard as material, any representation (oral or in writing) not expressly included in this document.

APPENDIX A

Definitions

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to exclude: net income (loss) from discontinued operations; non-cash charges for asset impairments; gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary; share-based compensation expense and related employer taxes; severance charges; restructuring consulting fees; significant acquisitions or disposals and related transaction costs; as well as other non-recurring charges, subject to board approval.

Adjusted EBITDA Margin	Adjusted EBITDA Margin is determined by calculating the percentage Adjusted EBITDA divided by Total Revenue.
Bureau Revenue

Bureau revenue is generated primarily from HCM solutions delivered via a service-bureau model delivered via three primary service lines: payroll, payroll-related tax filing services, and outsourced human resource solutions. Revenue from payroll services is generated from recurring fees charged on a per-process basis. In addition, certain customers use our tax filing services on a stand-alone basis and our outsourced human resource.  Individual services for customers, such as check printing, wage attachment and disbursement, and Affordable Care Act (“ACA”) management are included. Other Additional items included in Bureau revenue are custom professional services revenue; investment income generated from holding Bureau customer funds in trust before funds are remitted to taxing authorities, Bureau customer employees, or other third parties; consulting services related to Bureau offerings; and revenue from the sale of third-party services.

Cloud Revenue

Cloud revenue, presented on a constant currency basis, includes Dayforce and Powerpay.

•  Dayforce includes global HR, payroll, benefits, workforce management, and talent management on web and native iOS and Android platforms. Dayforce revenue is primarily generated from monthly recurring fees charged on a PEPM basis, generally one-month in advance of service. Dayforce also includes outsourced human resource solutions to certain Dayforce customers. Also included within Dayforce revenue is implementation, staging, and other professional services revenue; revenues from the sale, rental, and maintenance of time clocks; and billable travel expenses.

•  Powerpay revenue is primarily generated from recurring fees charged on a per-employee, per-process basis from small market Canadian customers.

Guidance	Ceridian’s full year forecasted earnings estimate communicated externally to stockholders and investors on February 5, 2020.
All Revenue

All revenue components are presented on a constant currency basis, is used to assess how our underlying business performed excluding the effect of foreign currency rate fluctuations.  Revenue for use in MIP calculations is defined as Total Revenue, presented on a constant currency basis, with consideration of other adjustments such as the impact of significant acquisitions or disposals, subject to board approval.

Executive Officer Target Incentive Compensation Levels in the 2020 MIP

On February 27, 2020, the target incentive compensation level for David D. Ossip, our Chair of the Board and Chief Executive Officer, is $800,000, or 114% of his current base salary.  On February 27, 2020, the target incentive compensation level for each of our other executive officers as a percentage of base salary is:  60% for Leagh E. Turner, our President and Chief Operating Officer; 60% for Christopher Armstrong, our Executive Vice President, Chief Customer Officer; 80% for Arthur Gitajn our Executive Vice President and Chief Financial Officer; and 60% for Scott A. Kitching our Executive Vice President, General Counsel and Assistant Secretary.